Exhibit 3.34

AGREEMENT OF LIMITED PARTNERSHIP

OF

SUSSER PETROLEUM COMPANY, LP

This Agreement of Limited Partnership of Susser Petroleum Company, LP (the “Agreement”), is entered into by and between Susser Management Company, as general partner (the “General Partner”), and SSP Partners, as the initial limited partner (the “Initial Limited Partner”) (together, the “Partners”).

The General Partner and the Initial Limited Partner hereby form a limited partnership pursuant to and in accordance with the Texas Revised Uniform Limited Partnership Act, as amended from time to time (the “Act”), and hereby agree as follows:

1. Name. The name of the limited partnership formed hereby is Susser Petroleum Company, LP (the “Partnership”).

2. Purpose. The Partnership shall be the surviving entity in the merger (the “Merger”) of A.N. Rusche Distributing Company, a Texas corporation (the “Company”) with and into the Partnership pursuant to the Agreement and Plan of Merger dated December 18, 1998 (the “Plan”) by and among Company, the shareholders of the Company signatory thereto and the Initial Limited Partner, which Merger is hereby authorized and which Plan shall be further adopted by resolution of the Partners.

The Partnership is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, conducting any and all business incident to Merger, engaging in any lawful act or activity for which limited partnerships may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3. Registered Office. The registered office of the Partnership in the State of Texas is 363 Sam Houston Parkway East, Suite 1770, Houston, Texas 77060.

4. Registered Agent. The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Texas is Sam L. Susser, 363 Sam Houston Parkway East, Suite 1770, Houston, Texas 77060.

5. Partners. The names and business, residence or mailing addresses of the General Partner and the Initial Limited Partner are as follows:

General Partner:	Initial Limited Partner:
Susser Management Company 4433 Baldwin Boulevard Corpus Christi, Texas 78408 Attn: President	SSP Partners 4433 Baldwin Boulevard Corpus Christi, Texas 78408 Attn: President

6. Powers. The powers of the General Partner include all powers, statutory and otherwise, possessed by general partners under the laws of the State of Texas. In this connection, the General Partner shall have the authority, without the consent of the Limited Partner, to incur or guarantee indebtedness and to pledge and grant security interests in the assets of the Partnership. Further, any officer of the General Partner is authorized, without incurring any personal liability, to sign as an officer of the Partnership which will have the same effect as executing on behalf of the General Partner of the Partnership.

7. Dissolution. The Partnership shall dissolve, and its affairs shall be wound up, on December 31, 2025, or at such earlier time as (a) all of the partners of the Partnership approve in writing, (b) an event of withdrawal of a general partner has occurred under the Act, (c) an entry of a decree of judicial dissolution or (d) any other event which would dissolve the Partnership under the Act; provided, however, the Partnership shall not be required to be wound up upon an event of withdrawal of a general partner described in Section 7(b) if within ninety (90) days after the occurrence of such event of withdrawal, all remaining partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of the event of withdrawal, of one (1) or more additional general partners of the Partnership.

8. Capital Contributions. The partners of the Partnership have contributed the following amounts, in cash, and no other property, to the Partnership:

General Partner:	$10.00
Initial Limited Partner:	$990.00

9. Additional Contributions. No partner of the Partnership is required to make any additional capital contribution to the Partnership.

10. Allocation of Profits and Losses. The Partnership’s profits and losses shall be allocated in proportion to the capital contributions of the partners of the Partnership.

11. Distributions. Distributions shall be made to the partners of the Partnership at the times and in the aggregate amounts determined by the General Partner. Such distributions shall be allocated among the partners of the Partnership in the same proportion as their then capital account balances.

12. Assignments.

(a) The Initial Limited Partner may assign all or any part of its partnership interest in the Partnership and may withdraw from the Partnership only with the consent of the General Partner. Upon any such withdrawal, the Initial Limited Partner shall receive a return of its initial capital contributions.

(b) The General Partner may assign all or any part of its partnership interest in the Partnership and may withdraw from the Partnership without the consent of the Initial Limited Partner.

13. Withdrawal. Except to the extent set forth in Section 12, no right is given to any. partner of the Partnership to withdraw from the Partnership.

14. Admission of Additional or Substitute Partners.

(a) One (1) or more additional or substitute limited partners of the Partnership may be admitted to the Partnership only with the consent of the General Partner, which consent is within the sole discretion of the General Partner.

(b) One (1) or more additional or substitute general partners of the Partnership may be admitted to the Partnership only with the consent of all the Partners.

15. Liability of Initial Limited Partner. The Initial Limited Partner shall not have any liability for the obligations or liabilities of the Partnership except to the extent provided in the Act.

16. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Texas, all rights and remedies being governed by said laws.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement of Limited Partnership as of the 2 day of March, 1999.

GENERAL PARTNER:

SUSSER MANAGEMENT COMPANY

By:	/s/ Sam L. Susser
Name:	Sam L. Susser
Title:	President

INITIAL LIMITED PARTNER:

SSP PARTNERS

By:	/s/ Sam L. Susser
Name:	Sam L. Susser
Title:	President

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